TIDAL ETF TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of Unusual Whales Subversive Democratic Trading ETF and Unusual Whales Subversive Republican Trading ETF, each a series of Series Portfolios Trust, for the period ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

November 26 2024